Exhibit 99.01

Contacts:	Investors	Media
	Bob Lawson	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-6165	650-944-6251
	robert_lawson@intuit.com	diane_carlini@intuit.com
SEC Ends Investigation of Intuit
Option Granting Process
MOUNTAIN VIEW, Calif. — Oct. 30, 2006 — Intuit Inc. (Nasdaq: INTU) announced today that the Securities and Exchange Commission has formally notified Intuit that its investigation of Intuit’s historical stock option granting practices has been terminated and that it will not recommend any enforcement action.
          As disclosed in June 2006, Intuit received an informal request from the SEC for information on historical stock option granting practices. A special committee of independent members of Intuit’s Board of Directors conducted a review of these practices. In August 2006, Intuit announced the completion of this independent review, which uncovered no evidence of fraud or intentional wrongdoing in the company’s historical stock option granting practices. Based on this review, Intuit concluded that it did not need to restate its historical financial statements. Intuit presented the results of this independent review to the SEC and to the United States Attorney for the Northern District of California. The U.S. Attorney has also received the same information submitted to the SEC and has not made any additional requests for information.
About Intuit Inc.
          Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses, consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax® software, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation software suites for professional accountants.
          Founded in 1983, Intuit had annual revenue of $2.3 billion in its fiscal year 2006. The company has nearly 7,500 employees with major offices in 13 states across the United States, and offices in Canada and the United Kingdom. More information can be found at www.intuit.com.